Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

By and Among

AUTOTRADER GROUP, INC.,

MANHEIM ATC, INC.,

PROVIDENCE EQUITY PARTNERS VI, L.P.

PROVIDENCE EQUITY PARTNERS VI-A, L.P.,

and

THE OTHER STOCKHOLDERS PARTY HERETO

[DATE]

-i-

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into effective as of [            ], by and among AutoTrader Group, Inc., a Delaware corporation (the “Company”), Manheim ATC, Inc., a Delaware corporation (“Manheim”), Providence Equity Partners VI, L.P. and Providence Equity Partners VI-A, L.P., each a Delaware limited partnership (collectively, “Providence”), and the other Stockholders (as defined herein) that have signed a counterpart to this Agreement (each, an “Other Party Stockholder” and, collectively, the “Other Party Stockholders”). Each of Manheim, Providence, the Other Party Stockholders and any other Person who is or becomes a Stockholder and who signs a Joinder in accordance with the terms of this Agreement is individually referred to herein as a “Specified Stockholder” and, collectively, as the “Specified Stockholders”.

RECITALS

WHEREAS, the Company, the Specified Stockholders and certain of the Company’s other stockholders were party to the Amended and Restated Stockholders Agreement dated as of June 15, 2010, as amended by First Amendment to Amended and Restated Stockholders Agreement of the Corporation dated as of October 14, 2010, and Second Amendment to Amended and Restated Stockholders Agreement of the Corporation dated as of June 14, 2012 (collectively, the “Stockholders Agreement”);

WHEREAS, the Company has completed an Initial Public Offering (as defined below);

WHEREAS, the Stockholders Agreement terminated in accordance with its terms upon consummation of the Initial Public Offering; and

WHEREAS, the Stockholders Agreement contemplated that this Agreement would be entered into upon consummation of an Initial Public Offering.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first-named Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning given to it in the preamble hereof.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Company’s Class A Common Stock, par value $0.001 per share and Class B Common Stock, par value $0.001 per share.

“Company” shall have the meaning given to it in the preamble hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Initial Public Offering” means an initial firm commitment underwritten public offering of Common Stock by means of a registration statement on Form S-1 (or any successor form) filed by the Company (or its successor) with the Commission under the Securities Act, which offering does not exclusively relate to the securities under an employee stock option, bonus or other compensation plan.

“Initiating Stockholders” has the meaning given to it in Section 2.1(a).

“Joinder” means a joinder agreement in the form of Exhibit A.

“KPCB” means KPCB Holdings, Inc., a California corporation.

“Manheim” shall have the meaning given to it in the preamble hereof.

“Other Party Stockholders” shall have the meaning given to it in the preamble hereof.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or governmental authority.

“Providence” shall have the meaning given to it in the preamble hereof.

“Registrable Securities” means issued shares of Common Stock and shares of Common Stock issuable upon (a) the conversion of shares of the Company’s Class C Common Stock, par value $0.001 per share, (b) the conversion of shares of convertible preferred stock of the Company, if any, and (c) the conversion or exercise of any warrant, right or other convertible security issued by the Company, (d) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (a), (b), (c) and this clause (d), but, notwithstanding the foregoing, “Registrable Securities” shall exclude shares of Common Stock issued or issuable upon the conversion of shares of the Company’s Class B Common Stock, par value $0.001 per share. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as (x) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or are available for sale and can be sold (whether or not sold) without limitation or restriction pursuant to Rule 144 and (y) the registration rights with respect to shares of Common Stock have not terminated pursuant to Section 2.8.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” mean all expenses other than Selling Expenses incurred by the Company in complying with Section 2.1, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, the reasonable fees and disbursements for one special counsel acting on behalf of all of the Specified Stockholders (which counsel shall be selected by the Specified Stockholders holding a majority of the number of shares of Registrable Securities to be included in the registration to which the Registration Expenses relate) (the “Designated Counsel”), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities registered by a Specified Stockholder and all fees and disbursements of counsel for such Specified Stockholder, other than the reasonable fees and disbursements for the Designated Counsel.

“Specified Stockholders” shall have the meaning given to it in the preamble hereof.

“Specified Stockholder Allocation” shall have the meaning given to it in Section 2.1(d)(i)(2).

“Stockholder” means each record holder of Registrable Securities or securities convertible into or exercisable for Registrable Securities, in each case immediately prior to consummation of the Initial Public Offering, and such Person’s successors in interest.

“Stockholders Agreement” shall have the meaning given to it in the recitals hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.

“Rule 145” means Rule 145 promulgated under the Securities Act, or any similar federal rules thereunder, all as the same shall be in effect at the time.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Violations” shall have the meaning given to it in Section 2.6(a).

ARTICLE II

REGISTRATIONS

2.1 Rights and Procedures.

(a) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Specified Stockholder(s) (the “Initiating Stockholders”) to file a registration statement on Form S-3 with respect to outstanding Registrable Securities of such Stockholder(s) having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice pursuant to Section 2.1(b); and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Stockholders, file a registration statement on Form S-3 under the Securities Act covering all Registrable Securities requested to be included in such registration by the Initiating Stockholders and by any other Stockholders, as specified by notice given by each such Stockholder to the Company in accordance with Section 2.1(b), and in each case, subject to the limitations of Section 2.1(d) and Section 2.1(e).

(i) Notwithstanding the foregoing obligations, if the Company furnishes to the Initiating Stockholders requesting a registration pursuant to this Section 2.1(a) a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period.

(ii) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (x) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (y) if the Company has effected two registrations pursuant to Section 2.1(a) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(a)(ii) until such time as the applicable registration statement has been declared effective by the Commission.

(b) Company Registration. If at any time or from time to time, the Company undertakes to register any Registrable Securities in an underwritten public offering for its own account or the account of any other Stockholder, other than pursuant to a registration statement on Forms S-4 or S-8 (or similar or successor forms), a registration relating solely to employee benefit plans, a registration relating to a corporate reorganization or other Rule 145 transaction or a registration on any registration form that does not permit sales by selling stockholders, the Company shall (i) promptly (but not less than fifteen (15) days prior to the proposed filing of the registration statement) give to each Specified Stockholder and each other Stockholder written notice thereof and (ii) use its reasonable best efforts, subject to the terms and provisions hereof, to include in such registration, and in the underwriting involved therein, the number of Registrable Securities specified in a written request by any Specified Stockholder or other Stockholder made within ten (10) days after the date of such written notice from the Company; provided, however, that it is a condition precedent to the exercise of any rights under this Agreement by a Stockholder that is not a Specified Stockholder that such Stockholder shall have executed and delivered to the Company a Joinder. Upon the execution and delivery to the Company of a Joinder by a Stockholder, such Stockholder shall become, and shall be deemed to be, an Other Party Stockholder and a Specified Stockholder for all purposes of this Agreement.

(c) Underwriting.

(i) If, pursuant to Section 2.1(a) the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the notice given pursuant to Section 2.1(a). The managing underwriter in connection with a registration requested pursuant to Section 2.1(a) will be selected by the Company, subject only to the reasonable approval of the Initiating Stockholders. Each Specified Stockholder exercising its rights under Section 2.1(b) (together with the Company) shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Initiating Stockholders and such other documents reasonably required under such agreement. Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, (i) no Specified Stockholder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (ii) the liability of each Specified Stockholder shall be limited as provided in Section 2.6(b).

(ii) The managing underwriter in connection with a registration requested pursuant to Section 2.1(b) will be selected by the Company. Each Specified Stockholder exercising its rights under Section 2.1(b) (together with the Company) shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and such other documents reasonably required under such agreement. Notwithstanding the foregoing, with respect to the underwriting agreement or any other documents reasonably required under such agreement, (i) no Specified Stockholder shall be required to make any representation or warranty with respect to or on behalf of the Company or any other stockholder of the Company and (ii) the liability of each Specified Stockholder shall be limited as provided in Section 2.6(b).

(d) Limitations.

(i) Notwithstanding any other provision of this Section 2.1, in accordance with any registration pursuant to Section 2.1(b), if the underwriter or managing underwriter, if applicable, advises the Company in writing that, in its good faith determination, marketing factors require a limitation of the number of shares of Registrable Securities to be underwritten, then the Company shall so advise each Specified Stockholder of the number of shares of Registrable Securities that may be included in the underwriting as so advised by the underwriter or managing underwriter, if applicable, and such shares shall be allocated among the Company and all participating Specified Stockholders, if any, as follows:

(1) the Company shall be entitled to include a number of Registrable Securities specified by the Company, not to exceed the maximum number of Registrable Securities to be included in such registration as determined by the underwriter or managing underwriter, if applicable;

(2) the Specified Stockholders shall be entitled to include a number of Registrable Securities, not to exceed the number of Registrable Securities the underwriter or managing underwriter, if applicable, has determined are available for the Specified Stockholders to include in such registration, if any (the “Specified Stockholder Allocation”); provided, however, that if the Specified Stockholder Allocation is less than the aggregate number of Registrable Securities the Specified Stockholders propose to include in such registration, then, each such Specified Stockholder shall be permitted to include in such registration a number of Registrable Securities not to exceed the product of the Specified Stockholder Allocation, multiplied by each participating Specified Stockholder’s proportionate ownership interest in all of the Company’s issued and outstanding Registrable Securities.

(ii) Notwithstanding any other provision of this Section 2.1, in accordance with any registration pursuant to Section 2.1(a), if the underwriter or managing underwriter, if applicable, advises the Company and the Initiating Stockholders in writing that, in its good faith determination, marketing factors require a limitation of the number of shares of Registrable Securities to be underwritten, then the Company and the Initiating Stockholders shall so advise each Specified Stockholder of the number of shares of Registrable Securities that may be included in the underwriting as so advised by the underwriter or managing underwriter, if applicable, and such shares shall be allocated among the Company and all participating Specified Stockholders, if any, as follows: each of the Specified Stockholders may include in such registration a number of Registrable Securities, as specified by such Specified Stockholder, not to exceed the product of the Specified Stockholder Allocation, multiplied by each participating Specified Stockholder’s proportionate ownership interest in all of the Company’s issued and outstanding Registrable Securities; provided, however, that that the number of Registrable Securities held by the Specified Stockholders to be included in such underwriting shall not be reduced unless all other securities that are not held by Specified Stockholders are first entirely excluded from the underwriting.

(iii) No Registrable Securities excluded from the underwriting by reason of the underwriter’s or managing underwriter’s, if applicable, marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter or managing underwriter, if applicable, may round each Specified Stockholder Allocation to the nearest 100 shares.

(e) Right to Withdraw. Any Specified Stockholder shall have the right to withdraw such Specified Stockholder’s request for registration pursuant to Section 2.1(a) or for inclusion of its shares in a registration pursuant to Section 2.1(b) by giving written notice to the Company and the underwriter or managing underwriter, if applicable, of such withdrawal; provided, however, that the Company, in its sole discretion, may ignore a notice of withdrawal made within forty-eight (48) hours of the time the applicable registration statement is to become effective. Notwithstanding anything herein to the contrary, the Company may at any time withdraw or cease proceeding with any registration of its securities.

2.2 Subsequent Registration Right. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights superior to the rights granted to the Specified Stockholders without the written consent of each Specified Stockholder holding at least ten percent (10%) of the then issued and outstanding Registrable Securities. Other than a registration rights agreement substantially similar to this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights on a pari passu basis with the rights granted to the Specified Stockholders hereunder without the written consent of each Specified Stockholder holding at least ten percent (10%) of the then issued and outstanding Registrable Securities.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Section 2.1 shall be paid by the Company. Each Specified Stockholder shall pay the Selling Expenses relating to its Registrable Securities registered pursuant to this Agreement or otherwise incurred by it or in connection therewith.

2.4 Registration Procedures. In the case of each registration undertaken by the Company in connection with which any Specified Stockholder is exercising its rights under Section 2.1, the Company will keep each such Specified Stockholder reasonably informed as to the progress of such registration and shall as expeditiously as possible:

(a) Registration Statement. Prepare and file with the Commission a registration statement use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to each participating Specified Stockholder and, to the extent practicable under the circumstances, provide such Specified Stockholder a reasonable period of time to review and comment upon such documents; and the Company shall consider in good faith any such reasonable changes that such Specified Stockholder may suggest).

(b) Amendments, Supplements and Prospectuses. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the date that all of the securities covered by the registration statement have been distributed in accordance with the terms of the underwriting as described in the prospectus, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period.

(c) Securities Act Compliance. In connection with any filing of any registration statement or prospectus or amendment or supplement thereto, use its reasonable best efforts to cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be responsible for written information furnished expressly for use in connection with such registration by or on behalf of a participating Specified Stockholder.

(d) Copies. Furnish to each participating Specified Stockholder, without charge, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such Specified Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities held by such Specified Stockholder.

(e) Qualification. Use its commercially reasonable efforts to register or qualify such Registrable Securities under such securities or blue sky laws of such jurisdictions as each participating Specified Stockholder may reasonably request, keep each such registration or qualification effective during the period the associated registration statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Specified Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Specified Stockholder, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) consent to general service of process in any such jurisdiction or (iii) subject itself or any of its Affiliates to taxation in any such jurisdiction in which it is not subject to taxation.

(f) Effectiveness Notice. Promptly notify each participating Specified Stockholder when a registration statement has become effective and when any post-effective amendments become effective.

(g) Prospectus Notice. Promptly notify each participating Specified Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading (other than with respect to written information furnished expressly for use in connection with such registration by or on behalf of a participating Specified Stockholder), and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, provided that no representation, warranty or underwriting is made with respect to written information furnished expressly for use in connection with such registration by or on behalf of a participating Specified Stockholder.

(h) Comment Letters. Furnish counsel for each underwriter and counsel for the Specified Stockholders with copies of any written request by the Commission or any state securities authority for amendments or supplements to a registration statement or prospectus or for additional information generally.

(i) Listing. Use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or if no such securities are then listed, such securities exchange as the Company may select in its sole discretion.

(j) Transfer Agent; CUSIP Number. Provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such registration statement.

(k) Underwriting Obligations. Enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the participating Specified Stockholders or the underwriter or managing underwriter, if applicable, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, provided that each participating Specified Stockholder shall also enter into and perform its obligations under such an agreement.

(l) Certificates. Use reasonable best efforts to cooperate with each participating Specified Stockholder and the underwriter or managing underwriter, if applicable, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as such Specified Stockholder or the underwriter or managing underwriter, if applicable, may reasonably request at least three business days prior to any sale of Registrable Securities.

(m) Inspection. Make available for inspection by each participating Specified Stockholder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by such Specified Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by such Specified Stockholder, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that any records, information or documents that are furnished by the Company and that are non-public shall be used only in connection with such registration and shall be kept strictly confidential by any of the foregoing recipients, except to the extent disclosure of such records, information or documents is required by written order of any governmental authority.

(n) Stop Order. Advise each participating Specified Stockholder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(o) Underwriter Qualification. Cooperate and assist in any filing required to be made with the Financial Industry Regulatory Authority and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the Financial Industry Regulatory Authority).

(p) Opinion, Comfort Letter. At the request of a participating Specified Stockholder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and such Specified Stockholder, covering such matters as such underwriters and such Specified Stockholder may reasonably agree upon, including such matters as are customarily furnished in connection with an underwritten offering, and (ii) a letter or letters from the independent certified public accountants of the Company addressed to the underwriters and such Specified Stockholder, covering such matters as such Specified Stockholder and such accountants and underwriters may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are an independent registered public accounting firm.

2.5 Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 with respect to a Specified Stockholder that such Specified Stockholder shall furnish to the Company such information regarding itself and any beneficial owner of Registrable Securities, the Registrable Securities held by it and any beneficial owner as the Company may reasonably request or as shall be required to effect the registration of its Registrable Securities.

2.6 Indemnification.

(a) Company Indemnification. The Company shall indemnify and hold harmless each Specified Stockholder, its Affiliates, officers, directors, stockholders, partners, members and agents, any underwriter for such Specified Stockholder and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively, “Violations”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, free writing prospectus or final prospectus contained therein or any amendments or supplements thereto or in any document incorporated by reference thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, any other securities law or any rule or regulation promulgated under the Securities Act or any other securities law; and the Company will pay to each such Person, as incurred, any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any such Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Specified Stockholder.

(b) Specified Stockholder Indemnification. Each Specified Stockholder shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Specified Stockholder selling securities in such registration statement and any Person identified in Section 2.6(a) with respect to any such underwriter or other Specified Stockholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Specified Stockholder expressly for use in connection with such registration; and each such Specified Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.6(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Specified Stockholder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds from the offering received by such Specified Stockholder.

(c) Procedures. Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6 to the extent that such indemnifying party is harmed by the failure of the indemnified party to provide timely notice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 2.6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

(d) Contribution. If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Specified Stockholder under this Section 2.6(d) exceed the net proceeds from the offering received by such Specified Stockholder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Survival. The obligations of the Company and the Specified Stockholders under this Section 2.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement and shall remain in effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

(f) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the provisions of this Section 2.6, the provisions in the underwriting agreement shall control.

2.7 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) Public Information. Make and keep public information available, as those terms are understood and defined in Rule 144, at all times when the Company is subject to the reporting requirements of the Exchange Act;

(b) Filing. File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) Rule 144 Statement. So long as a Specified Stockholder holds any Registrable Securities, to furnish to such Specified Stockholder, upon request, a written statement by the Company as to its compliance with the reporting requirements of the Exchange

Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Specified Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Specified Stockholder to sell any such securities pursuant to Rule 144.

2.8 Termination of Registration Rights. The rights granted pursuant to Section 2.1 shall terminate as to a Specified Stockholder upon the earliest of (a) the date seven (7) years after the effective date of the Initial Public Offering and (b) the date on which such Specified Stockholder holds no Registrable Securities.

2.9 “Market Stand-Off” Agreement. Except in connection with securities of the Company included in a registration in accordance with Section 2.1, and only if all of the officers and directors of the Company and holders of at least two percent (2%) of the Company’s voting securities enter into similar agreements, each Specified Stockholder agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any securities of the Company for a period specified by the underwriter or managing underwriter, if applicable, of securities of the Company not to exceed 90 days following the effective date of the registration statement of the Company filed under the Securities Act. Each Specified Stockholder agrees to execute and deliver such agreements as may be reasonably requested by the Company or underwriter or managing underwriter, if applicable, which are consistent with the foregoing or which are necessary to give further effect thereto. If the Company or the underwriter of any public offering of the Company’s securities waives or terminates any standoff or lockup restrictions imposed on any Stockholder, then such waiver or termination shall be granted to all Stockholders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Stockholders. The Company may impose stop-transfer instructions with respect to its equity securities subject in accordance with the foregoing restrictions.

ARTICLE III

MISCELLANEOUS

3.1 Amendment. This Agreement may not be amended except by the unanimous written consent of the Company and each Specified Stockholder that holds at least ten percent (10%) of the then issued and outstanding Registrable Securities, and such consent shall be sufficient to amend this Agreement with respect to all such parties hereto; provided that, notwithstanding the foregoing, any amendment of this Agreement that would change (or eliminate) a right provided herein to a Specified Stockholder in a manner that is materially adverse to such Specified Stockholder and materially different from the manner in which such specific right is changed (or eliminated) with respect to other Specified Stockholders, must be consented to in writing by such Specified Stockholder.

3.2 Assignment. This Agreement shall be binding upon and inure only to the benefit of and be enforceable against the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Without limitation of the foregoing, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any stockholder of the Company who is not a party to this Agreement. No Specified Stockholder may assign its rights or obligations hereunder except in connection with a transfer of its shares of Registrable Securities if (a) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement, (b) such successor-in-interest agrees to be bound by the provisions of this Agreement and (c) written notice of such assignment is promptly given to the Company. Any assignment inconsistent with this Section 3.2 shall be null and void.

3.3 Use of Language. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires. When used in this Agreement, “or” shall mean “and/or,” unless the context otherwise requires.

3.4 Governing Law. The Stockholders (a) hereby irrevocably submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any collateral document or the subject matter hereof or thereof brought by any Stockholder or their successors or assigns and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution therein, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or any collateral document or the subject matter hereof or thereof may not be enforced in or by such court, and (c) hereby waive and agree not to seek any review by any court of any other jurisdiction which may be called upon to grant enforcement of the judgment of any such Delaware state or federal court.

THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

3.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered by hand, by telecopier device (with receipt confirmed) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

AutoTrader Group, Inc.

3003 Summit Boulevard

Atlanta, Georgia 30319

Attention: Victor A. Perry, III

Telecopier: (404) 843-5755

with copies (which shall not constitute notice) to:

AutoTrader Group, Inc.

3003 Summit Boulevard

Atlanta, Georgia 30319

Attention: Peter C. Cassat, Esq.

Telecopier: 404 568-2094

Email: peter.cassat@autotrader.com

If to Manheim to:

Manheim, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Sanford H. Schwartz

Telecopier: 678-645-4004

Email: sandy.schwartz@coxinc.com

with copies (which shall not constitute notice) to:

Cox Enterprises, Inc.

6205 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention: Shauna Muhl, Esq.

Telecopier: 678-645-1829

Email: shauna.muhl@coxinc.com

If to Providence to:

Providence Equity Partners VI, L.P.

Providence Equity Partners VI-A, L.P.

c/o Providence Equity Partners Inc.

50 Kennedy Plaza, 18th Floor

Providence, Rhode Island 02903

Facsimile: (401)751-1790

Attention: Michael J. Dominguez and Albert J. Dobron

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Facsimile: (617) 772-8333

Attention: Kevin J. Sullivan

If to any Other Party Stockholder:

To the address set forth under such Other Party Stockholder’s signature on the signature page hereto or the applicable Joinder.

3.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile shall be deemed original signatures for all purposes hereunder.

3.8 Headings. The Section headings used in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

3.9 No Waiver, Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies provided herein are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

3.10 Entire Agreement. This Agreement represents the entire understanding of the parties with reference to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein, including the Amended and Restated Registration Rights Agreement of the Company dated as of August 20, 1999 to which KPCB, Manheim, and the Company are party (the “Prior Agreement”). KPCB, Manheim, and the Company agree that the Prior Agreement is hereby terminated and shall have no further force or effect.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

AUTOTRADER GROUP, INC.

By:
Name:	Charles N. Bowen
Title:	Secretary

MANHEIM ATC, INC.

By:
Name:	Charles N. Bowen
Title:	Assistant Secretary

PROVIDENCE EQUITY PARTNERS VI L.P. By: Providence Equity GP VI L.P., its sole general partner By: Providence Equity Partners VI L.L.C., its sole general partner

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS VI-A L.P. By: Providence Equity GP VI L.P., its sole general partner By: Providence Equity Partners VI L.L.C., its sole general partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement]

EXHIBIT A

TO REGISTRATION RIGHTS AGREEMENT

FORM OF

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is made and entered into as of [            ] by the undersigned (the “New Specified Stockholder”) for the benefit of and for reliance upon by the other Specified Stockholders and AutoTrader Group, Inc., a Delaware corporation (the “Company”), in accordance with Section 2.1(a) of the Registration Rights Agreement dated as of [            ] by and among the Specified Stockholders and the Company (as the same may be amended, restated or otherwise modified, the “Registration Rights Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Rights Agreement.

WHEREAS, the New Specified Stockholder desires to exercise certain rights granted to it under the Registration Rights Agreement; and

WHEREAS, the execution and delivery of this Joinder to the Company by the New Specified Stockholder is a condition precedent to the New Specified Stockholder’s exercise of any of its rights under the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the New Specified Stockholder hereby agrees as follows:

1. Joinder. By the execution of this Agreement, the New Specified Stockholder hereby agrees to become, and to be deemed to be, and shall become and be deemed to be, for all purposes under the Registration Rights Agreement, a Specified Stockholder and an Other Party Stockholder, with the same force and effect as if the New Specified Stockholder had been an original signatory thereto, and the New Specified Stockholder agrees to be bound by all of the terms and conditions of, and to assume all of the obligations of a Specified Stockholder and Other Party Stockholder under, the Registration Rights Agreement. All of the terms, provisions, representations, warranties, covenants and agreements set forth in the Registration Rights Agreement with respect to a Specified Stockholder and Other Party Stockholder are incorporated by reference herein and shall be legally binding upon, and inure to the benefit of, the New Specified Stockholder.

2. Further Assurances. The New Specified Stockholder agrees to perform any further acts and execute and deliver any additional documents and instruments that may be necessary or reasonably requested by the Company to carry out the provisions of this Agreement or the Registration Rights Agreement.

3. Binding Effect. This Agreement and the Registration Rights Agreement shall be binding upon, and shall inure to the benefit of, the New Specified Stockholder and its successors and permitted assigns, subject to the terms and provisions of the Registration Rights Agreement. It shall not be necessary in connection with the New Specified Stockholder’s status as a Specified Stockholder and Other Party Stockholder to make reference to this Joinder Agreement.

IN WITNESS WHEREOF, the New Specified Stockholder has executed this Joinder Agreement as of the date first above written.

[NEW SPECIFIED STOCKHOLDER]

By:_________________________________

[Name:______________________________]

[Title:_______________________________]

Address:

_______________________________

_______________________________

_______________________________

_______________________________

Accepted and agreed:

AUTOTRADER GROUP, INC.

By: ______________________________

Name: ____________________________

Title: _____________________________